Exhibit 10.2

EMPLOYMENT TERMINATION AGREEMENT

This Employment Termination Agreement (“Agreement”) is entered into by and between ClearOne Communications, Inc. (“ClearOne” or the “Company”) and Susie S. Strohm (“Strohm”) (ClearOne and Strohm shall sometimes be hereinafter referred to collectively as the “Parties”).

RECITALS

A. Strohm has been employed by ClearOne in a variety of positions, most recently as the Company’s Chief Financial Officer.

B. On January 15, 2003, the United States Securities and Exchange Commission filed a civil action against ClearOne, Strohm, and Frances M. Flood, who was then serving as the Company’s Chief Executive Officer, alleging various improprieties and misstatements in connection with the Company’s financial statements (the “SEC Action”).

C. The filing of the SEC Action has spawned, and may continue to spawn, multiple related proceedings, including, but not limited to, multiple shareholder securities class actions, multiple shareholder derivative actions, a grand jury investigation being conducted by the United States Department of Justice, a dispute and potential litigation between the Company and its directors and officers liability insurers, and potential litigation between the Company and its former auditor, Ernst & Young (collectively, “Related Proceedings”).

D. Soon after the filing of the SEC Action, the Company placed Strohm on a paid administrative leave of absence, and this paid administrative leave has continued in effect at all times up to the execution of this Agreement.

E. Strohm has employed separate counsel, Milo Steven Marsden and the law firm of Bendinger, Crockett, Peterson & Casey, PC (collectively, “BCP&C”), to defend her in the SEC Action and the Related Proceedings. BCP&C has also represented Strohm in connection with the negotiation and drafting of this Agreement.

F. Strohm has made various demands on the Company for indemnification and for advancement of the attorneys’ fees and costs she has incurred to date, as well as the attorneys’ fees and costs she may subsequently incur, in connection with the SEC Action and the Related Proceedings and has provided the Company with written undertakings, dated August 29, 2003 and September 3, 2003, in conformity with the requirements of Utah Code Ann. § 16-10a-904.

G. ClearOne referred Strohm’s demands for indemnification to its Special Litigation Committee (“SLC”) comprised of two independent directors. The SLC reviewed those demands, as well as similar demands for indemnification made by other present or former officers and directors of the Company, in conjunction with its investigation of the various claims asserted in the multiple shareholder derivative actions filed against certain of the Company’s present and former officers and directors, including Strohm. On October 13, 2003, the SLC completed its investigation concerning the derivative actions and the indemnification demands and issued its reports to the Company wherein it concluded, inter alia, that pursuing the derivative actions was not in the best interest of the Company and that the Company should attempt to negotiate a settlement of Strohm’s indemnification demands in the context of negotiating a global settlement of all potential claims and counterclaims between the Company and Strohm. In reliance on the SLC’s conclusions and recommendations, the Company has moved to dismiss the derivative actions pursuant to Utah Code Ann. § 16-10a-740(4)(a) and has negotiated this Agreement with Strohm.

H. Strohm and ClearOne desire to resolve any and all disputes that may exist between them, whether known or unknown, including, but not limited to, disputes regarding Strohm’s demand for indemnification, disputes relating to Strohm’s employment with ClearOne, and disputes relating to the termination of that employment relationship.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises, covenants, warranties, and agreements set forth herein, the Parties mutually agree as follows:

1. Effective Date. This Agreement is effective on the eighth day following Strohm’s signing of this Agreement, provided that Strohm does not revoke her execution of this Agreement as provided in Paragraph 19 below.

2. Receipt of this Agreement. Strohm acknowledges that she received a copy of this Agreement on December 2, 2003, and that she has 21 days from the receipt of this Agreement in which to consider and consult with an attorney regarding this Agreement. Strohm further acknowledges that she has had an adequate amount of time in which to consult with BCP&C, her counsel of choice, with respect to the contents of this Agreement prior to signing.

3. Payment to Strohm. Upon the expiration of the revocation period described in Paragraph 19 below and the unrevoked signing of this Agreement by Strohm, ClearOne shall pay Strohm the sum of $75,000. The Parties acknowledge and agree that this payment is being made in consideration of, inter alia, the Company’s purchase of Strohm’s shares of the Company’s common stock, the Company’s cancellation of Strohm’s options to purchase additional shares of the Company’s common stock, and the release of all claims that Strohm may have against the Company, all as more fully stated in Paragraphs 5, 6, and 9 below. The Parties also acknowledge and agree that the Company is not responsible for the withholding of any federal or state taxes from said payment and that Strohm is responsible for paying any taxes that may become due and owing as a result of her receipt of said payment.

4. Resignation of Employment. Strohm hereby resigns her employment with ClearOne effective December 5, 2003.

5. Cancellation of Stock Options. As partial consideration for the payment specified in Paragraph 3 above, upon the expiration of the revocation period described in Paragraph 19 below and the unrevoked signing of this Agreement by Strohm, all unexercised stock options acquired by Strohm during her employment with the Company, whether vested or unvested, shall immediately be deemed cancelled. Strohm represents and warrants that, immediately prior to the effective date of this Agreement, she holds vested and unvested stock options entitling her to purchase up to a total of 268,464 shares of the Company’s common stock and that 171,963 of these options are vested. Strohm further agrees that all of her rights, entitlements, and benefits under the 1990 Gentner Stock Option Plan and the 1998 ClearOne Stock Option Plan, including any agreements entered into in relation to the foregoing plans, are hereby terminated and cancelled.

6. Transfer of Stock. As partial consideration for the payment specified in Paragraph 3 above, upon the expiration of the revocation period described in Paragraph 19 below and the unrevoked signing of this Agreement by Strohm, Strohm shall transfer, assign, and sell to the Company 15,500 shares of the Company’s common stock.

7. Cooperation in Related Proceedings. Strohm shall cooperate with the Company and its counsel in the defense and/or prosecution of the SEC Action and the Related Proceedings. Strohm’s cooperation shall include, but shall not be limited to, voluntarily providing deposition and trial testimony, meeting with the Company and its counsel for the purpose of preparing for depositions or trial proceedings, and providing information and documents to the Company or its counsel in connection with the defense and/or prosecution of the SEC Action and the Related Proceedings. With respect to any request by the Company and/or its counsel for deposition or trial testimony, meetings, information, or documents, the Company shall give reasonable notice to Strohm of its request, including the time and place of the deposition, trial, or meeting, and shall reimburse Strohm for all reasonable expenses incurred by her, including reasonable attorneys’ fees and costs, in providing the requested cooperation.

8. Indemnification. Subject to the limitations imposed by Utah Code Ann. § 16-10a-902 and the Company’s articles of incorporation and bylaws, and also subject to the undertakings referred to in Recital F above, ClearOne shall indemnify Strohm for any liability and for all reasonable attorneys’ fees and costs incurred by her in connection with the SEC Action or any Related Proceedings, whether incurred before or after the effective date of this Agreement. The Company’s duty to indemnify Strohm is further conditioned upon Strohm’s fulfillment of her duty under Paragraph 7 above to cooperate with the Company and its counsel in connection with the SEC Action and Related Proceedings.

9. Release of Claims by Strohm. Strohm, on behalf of herself and her heirs and assigns, hereby completely releases and discharges ClearOne and all of ClearOne’s predecessors, successors, parents, subsidiaries, and affiliates, and all of their respective present and former directors, officers, employees, attorneys and agents (hereinafter collectively referred to as “Releasees”) from any and all existing claims and causes of action of every kind and nature, whether presently known or unknown by the Parties, including but not limited to any claims or causes of action for breach of implied or express contract, libel, slander, wrongful discharge or termination, discrimination claims under the Age Discrimination in Employment Act and/or Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, as amended, the Utah Antidiscrimination Act, local laws prohibiting age, race, religion, sex, national origin, disability and other forms of discrimination, or any other federal or state law that may be applicable thereto, claims growing out of any legal restrictions on ClearOne’s right to terminate its employees, any tort claim or other claim arising in any way out of the employment relationship between Strohm and ClearOne or the termination of that relationship. Strohm specifically waives any and all claims for back pay, front pay, or any other form of compensation for services, except as set forth herein.

Except as expressly stated in Paragraph 8 above, Strohm hereby waives any right to recover damages, costs, attorneys’ fees, and any other relief in any proceeding or action brought against ClearOne by any other party, including without limitation the Equal Employment Opportunity Commission and the Utah Antidiscrimination and Labor Division, on Strohm’s behalf asserting any claim, charge, demand, grievance, or cause of action released by Strohm as stated above.

Notwithstanding the foregoing, Strohm does not waive rights, if any, Strohm may have to unemployment insurance benefits or workers’ compensation benefits. Nothing in this Paragraph 9 prohibits Strohm from paying COBRA premiums to maintain Strohm’s participation, if any, in ClearOne’s group health plan to the extent allowed by law and by the terms, conditions, and limitations of the health plan.

10. Release of Claims by ClearOne. Except for any claim as to which indemnification is not allowed by Utah Code Ann. § 16-10a-902 and any claim that may accrue under the undertakings referenced in Recital F above, ClearOne, on behalf of itself and its successors and assigns, hereby completely releases and discharges Strohm from all existing claims and causes of action of any kind and nature, whether presently known or unknown by the Parties, including but not limited to any claims or causes of action arising out of or relating to Strohm’s employment with ClearOne.

11. No Assignment of Claims. Strohm represents and warrants that she has not previously assigned or transferred, or attempted to assign or transfer, to any third party, any of the claims waived and released herein.

12. No Claim Filed. Strohm represents that she has not filed any claim, complaint, charge, or lawsuit against ClearOne or any other Releasee with any governmental agency or any state or federal court, and covenants not to file any lawsuit at any time hereafter for any matter, claim, or incident known or unknown which occurred or arose out of occurrences prior to the date hereof.

13. No Admission of Liability. This Agreement does not constitute an admission of any fault, liability, or wrongdoing by any Releasee, nor an admission that Strohm has any claim whatsoever against ClearOne or any other Releasee. ClearOne and all other Releasees specifically deny having any liability to Strohm or having committed any wrongful acts against Strohm. This Agreement does not constitute an admission of any fault, liability, or wrongdoing by Strohm, nor an admission that ClearOne has any claim against Strohm. Strohm specifically denies having any liability to ClearOne or having committed any wrongful acts against ClearOne.

14. Additional Consideration. Strohm acknowledges and agrees that as of the date she signs this Agreement, ClearOne has paid to Strohm (a) all compensation for wages earned, less normal payroll deductions, (b) all amounts due for earned vacation pay less normal payroll deductions, and (c) all other amounts due and owing to Strohm by ClearOne. Strohm agrees and acknowledges that the sums paid pursuant to this Agreement are in addition to any sums or payments to which Strohm would be entitled but for the signing of this Agreement.

15. Conditions Subsequent. This Agreement is conditioned upon Strohm signing settlement documents in the SEC Action by December 5, 2003, and upon the final approval of the settlement of the SEC Action, as it applies to Strohm, by January 31, 2004. If for any reason Strohm fails to satisfy either of these conditions, this Agreement will automatically become null and void, and the Parties shall forthwith return to each other any and all consideration received by them pursuant to this Agreement.

16. Integration Clause. This Agreement contains the entire agreement and understanding of ClearOne and Strohm concerning the subject matter hereof, and except as expressly noted herein, this Agreement supersedes and replaces all prior negotiations, proposed agreements, agreements or representations whether written or oral concerning the subject matter hereof. ClearOne and Strohm agree and acknowledge that neither ClearOne or Strohm, nor any agent or attorney of either, has made any representation, warranty, promise or covenant whatsoever, express or implied, not contained in this Agreement, to induce the other to execute this Agreement. No amendment, alteration, or modification of this Agreement shall be effective unless made in writing and signed by both Parties.

17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Utah, without giving effect to Utah’s choice of law rules.

18. Voluntary and Knowing Signing. Strohm acknowledges that she has read this Agreement carefully and fully understands this Agreement and that she has consulted with her attorney, BCP&C, prior to signing this Agreement. Strohm acknowledges that she has executed this Agreement voluntarily and of her own free will and that she is knowingly and voluntarily releasing and waiving all claims she may have against Releasees, including ClearOne.

19. Revocation Period. Strohm has seven (7) days from the date on which she signs this Agreement to revoke this Agreement by providing written notice, by mail, hand delivery, or facsimile, of her revocation to:

Raymond J. Etcheverry
Parsons Behle & Latimer
Counsel for ClearOne
201 South Main Street
Suite 1800
Salt Lake City, Utah 84111
Facsimile: (801) 536-6111

Strohm’s revocation, to be effective, must be received by the above-named person by the end of the seventh day after Strohm signs this Agreement. This Agreement becomes effective on the eighth day after Strohm signs this Agreement, providing that Strohm has not revoked this Agreement as provided above.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates indicated below.

Dated: December 5, 2003	CLEARONE COMMUNICATIONS, INC. /s/ Mike Keough By: Mike Keough Its: CEO
Dated: December 2, 2003	/s/ Susie Strohm Susie Strohm SUSIE S. STROHM